Exhibit 10.2

October 5, 2026

Spencer Stiles

Subj:	Promotion and Compensation Changes

Dear Spencer,

It is with pleasure that I confirm your promotion to Chief Executive Officer and President, effective January 1, 2027. A summary of the compensation package related to your new role is as follows:

Annualized Base Salary and Bonus Target

•	Your annualized Base Salary will increase to $1,320,000.

•	This pay increase will be effective January 1, 2027.

•	Your annualized Bonus Target will be $1,980,000 (150% of your annualized Base Salary).

2027 Stock Award

•

A recommendation will be made to the independent directors of the Board to approve an award to you of stock options and performance stock units (PSUs) under Stryker’s Long-Term Incentive Plan in February 2027. The target amount granted to you under this recommendation will be approximately $14,200,000 in award date value, comprised of 60% in PSUs and 40% in stock options. Except as otherwise provided in the Terms and Conditions, stock options would have a ten-year term and vest as to 20% of the underlying shares on each of the first five anniversary dates of the grant date. Vesting of any PSUs occurs on March 21 of the year following the three-year performance cycle, with the amount of shares earned subject to the achievement of pre-established performance goals.

Your compensation will continue to be governed by the Company’s applicable policies, terms, and conditions. You will also continue to be eligible to participate in the Company’s employee benefit plans and programs, subject to the terms and conditions of those plans and programs, as amended from time to time.

As you already work for Stryker, you understand that by accepting this position, other provisions of your employment relationship with Stryker will continue in effect, meaning that you agree to abide by the requirements and guidelines set forth in Stryker’s Code of Conduct and other policies (including but not limited to guidelines concerning Conflicts of Interest), Stryker’s Employee Handbook and the terms of Stryker’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that you signed. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.

Congratulations on your new role. I look forward to your future contributions toward positioning Stryker for success.

Sincerely,

/s/ Sherilyn S. McCoy
Sherilyn S. McCoy
Lead Independent Director

I accept this offer of employment with Stryker and agree to the terms and conditions outlined in this letter:

/s/ Spencer S. Stiles
Spencer S. Stiles

October 5, 2026
Date